EXHIBIT 99.1

News Release

For Immediate Release	Contact: Steven E. Wilson
April 23, 2009	Chief Financial Officer
(800) 445-1347 ext. 8704
United Bankshares, Inc. Announces First Quarter of 2009 Earnings
     WASHINGTON, D.C. and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today announced net income of $29.6 million or $0.68 per diluted share for the first quarter of 2009. Earnings for the first quarter of 2008 were $25.7 million or $0.59 per diluted share.
     First quarter of 2009 results produced an annualized return on average assets of 1.50% and an annualized return on average equity of 16.25%, as compared to 1.30% and 13.35%, respectively, for the first quarter of 2008. United’s returns compare very favorably to its most recently reported peer group banking companies’ (bank holding companies with total assets between $5 and $10 billion) average return on assets of 0.45% and average return on equity of 3.69% for the fourth quarter of 2008.
     “We are pleased with the past quarter financial performance results, especially in light of the very challenging economic times,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “United continues to be well-capitalized based upon regulatory guidelines with solid asset quality and strong earnings.”
     During the first quarter of 2009, United recorded a benefit associated with net operating loss carryforwards and a positive adjustment to income tax expense as a result of a recently concluded tax examination. The total income tax benefit recorded in the first quarter of 2009 related to these two events was $11.5 million. Excluding the tax expense reduction, income taxes would have been $8.3 million or an effective tax rate of 31.5%. Earnings for the first quarter of 2008 included a $917 thousand before-tax gain related to Visa’s initial public offering and the partial redemption of Visa shares held by United.
     Tax-equivalent net interest income for the first quarter of 2009 was $63.9 million, a decrease of $2.4 million or 4% from the first quarter of 2008. This decrease in tax-equivalent net interest income was primarily attributable to a decline of 116 basis points in the average yield on earning assets and one less day in this year’s first quarter as compared to the first quarter of 2008. Partially offsetting these decreases to net interest income was a decrease of 111 basis points in the first quarter of 2009 average cost of funds. Average earning assets for the first quarter of 2009 increased $93.0 million or 1% from the first quarter of 2008 as average net loans grew $200.6 million or 4%. Average investments declined $105.7 million or 8% from the first quarter of 2008 due mainly to maturities and calls of securities and a decline in the fair value of available for sale securities. The net interest margin for the first quarter of 2009 was 3.56%, down 16 basis points from a net interest margin of 3.72% for the first quarter of 2008.

United Bankshares, Inc. Announces...
April 23, 2009
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     On a linked-quarter basis, United’s tax-equivalent net interest income for the first quarter of 2009 declined $2.5 million or 4% from the fourth quarter of 2008 due to two fewer days in the quarter, a 37 basis points decrease in the average yield on earning assets and a slight decline in average earning assets. The first quarter average cost of funds decreased 32 basis points which was not enough to offset the decrease in the average yield on earning assets. Average earning assets were relatively flat for the quarter, declining $59.8 million or less than 1%. The net interest margin of 3.56% for the first quarter of 2009 was a decrease of 7 basis points from the net interest margin of 3.63% for the fourth quarter of 2008.
     For the quarters ended March 31, 2009 and 2008, the provision for credit losses was $8.0 million and $2.1 million, respectively. The increase in the provision for credit losses from the first quarter of 2008 was due mainly to increases in nonperforming assets, loan charge-offs and inherent risk factors as a result of the current economic environment. Net charge-offs were $7.0 million for the first quarter of 2009 as compared to $1.8 million for the first quarter of 2008. Annualized net charge-offs as a percentage of average loans were 0.47% for the first quarter of 2009. On a linked-quarter basis, United’s provision for credit losses and net charge-offs decreased $4.2 million and $1.0 million, respectively, from the fourth quarter of 2008.
     Noninterest income for the first quarter of 2009 was $15.4 million, which was a decrease of $3.2 million or 17% from the first quarter of 2008. Included in noninterest income for the first quarter of 2008 was a $917 thousand before-tax gain related to Visa’s initial public offering and the partial redemption of Visa shares held by United. Excluding the results of security transactions (which includes the partial redemption of the Visa shares), noninterest income for the first quarter of 2009 would have decreased $2.3 million from the same period in 2008. This decrease resulted primarily from a decrease of $1.4 million in income from bank owned life insurance policies due to a decline in the cash surrender value. In addition, revenue from trust and brokerage services for the first quarter of 2009 declined $345 thousand due mainly to a decrease in the value of the trust assets under management while fees from bankcard services declined $635 thousand due mainly to a lower volume of spending by consumers as a result of the current economic conditions.
     On a linked-quarter basis, noninterest income for the first quarter of 2009 decreased $3.8 million or 20% from the fourth quarter of 2008. Included in the results for the fourth quarter of 2008 were net losses on investment securities of $1.2 million. Excluding the results of security transactions, noninterest income would have decreased $5.0 million on a linked-quarter basis due primarily to a decrease of $4.7 million in the income from certain derivative financial instruments not in a hedging relationship resulting from a change in fair value between the respective periods. A similar amount of expense related to the change in the fair value of other derivative financial instruments is included in other expense in the income statement. In addition, fees from deposit services declined $550 thousand or 6% due to seasonality.
     Noninterest expense for the first quarter of 2009 was $41.8 million, a slight increase of $456 thousand or 1% from the first quarter of 2008. Salaries and employee benefits expense increased $808 thousand or 4% due to a $1.5 million increase in pension expense. In addition, equipment expense including other real estate owned (OREO) increased $971 thousand due mainly to increased losses from a decline in fair values of OREO properties. Net occupancy expense increased $255 thousand or 6% due mainly to an increase in utilities expense. Bankcard and data processing expense declined $601 thousand and $160 thousand, respectively. Several general operating expenses including telephone, postage and core deposit amortization declined as well.

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April 23, 2009
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     On a linked-quarter basis, noninterest expense for the first quarter of 2009 decreased $4.8 million from the fourth quarter of 2008 due mainly to the previously mentioned decrease of $4.7 million in expense due to a change in the fair value of certain derivative financial instruments not in a hedging relationship.
     At March 31, 2009, nonperforming loans were $60.6 million or 1.01% of loans, net of unearned income, up from nonperforming loans of $54.2 million or 0.90% of loans, net of unearned income at December 31, 2008. The increase in nonperforming loans since year-end 2008 is indicative of the current economic conditions. High unemployment levels and economic fears continue to impact the performance of both consumer and commercial portfolios. The loss potential on these loans has been properly evaluated and allocated within the company’s allowance for loan losses. As of March 31, 2009, the allowances for loan losses and lending-related commitments totaled $64.7 million or 1.08% of loans, net of unearned income, as compared to $63.6 million or 1.06% of loans, net of unearned income at December 31, 2008. Total nonperforming assets of $92.4 million, including OREO of $31.8 million at March 31, 2009, represented 1.16% of total assets which compares favorably to the most recently reported percentage of 1.60% at December 31, 2008 for United’s peer group.
     During the first quarter of 2009, United’s Board of Directors declared a cash dividend of 29¢ per share. The annualized 2009 dividend of $1.16 equates to a yield of approximately 6.7% based on recent UBSI market prices.
     United Bankshares, with $8.0 billion in assets, presently has 114 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI.”
This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In Thousands Except for Per Share Data)

	Three Months Ended
	March 31	March 31	December 31
	2009	2008	2008
EARNINGS SUMMARY:
Interest income, taxable equivalent	$97,669	$117,506	$106,366
Interest expense	33,788	51,268	39,961
Net interest income, taxable equivalent	63,881	66,238	66,405
Taxable equivalent adjustment	2,964	3,960	3,180
Net interest income	60,917	62,278	63,225
Provision for credit losses	8,028	2,100	12,207
Noninterest income	15,390	18,610	19,180
Noninterest expense	41,814	41,358	46,600
Income taxes	(3,168)	11,734	7,079
Net income	$29,633	$25,696	16,519

PER COMMON SHARE:
Net income:
Basic	$0.68	$0.59	$0.38
Diluted	0.68	0.59	0.38
Cash dividends	0.29	0.29	0.29
Book value	17.44	17.83	16.97
Closing market price	$17.24	$26.65	$33.22
Common shares outstanding:
Actual at period end, net of treasury shares	43,397,108	43,260,951	43,403,891
Weighted average- basic	43,407,224	43,246,852	43,358,278
Weighted average- diluted	43,465,298	43,418,571	43,546,679

FINANCIAL RATIOS:
Return on average assets	1.50%	1.30%	0.81%
Return on average shareholders’ equity	16.25%	13.35%	8.37%
Average equity to average assets	9.24%	9.77%	9.72%
Net interest margin	3.56%	3.72%	3.63%

	March 31	March 31	December 31
	2009	2008	2008
PERIOD END BALANCES:
Assets	$7,984,717	$7,986,974	$8,102,091
Earning assets	7,170,052	7,169,323	7,267,990
Loans, net of unearned income	5,977,596	5,805,412	6,014,155
Loans held for sale	1,417	1,851	868
Investment securities	1,224,781	1,381,082	1,291,822
Total deposits	5,662,680	5,419,511	5,647,954
Shareholders’ equity	756,986	771,153	736,712